Exhibit 2

TRANSACTIONS

The following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons or on behalf of the Reporting Persons in respect of the Shares, inclusive of any transactions effected through 4:00 p.m., New York City time, on November 23, 2015. Except as otherwise noted below, all such transactions were purchases or sales of Shares effected in the open market, and the table includes commissions paid in per share prices.

Fund	Trade Date	Buy/Sell (1)	Shares	Unit Cost	Security
Marcato II, L.P.	10/1/2015	Buy*	6,687	39.77	Common Stock
Marcato, L.P.	10/1/2015	Buy*	8,325	39.77	Common Stock
Marcato International Master Fund, Ltd.	10/1/2015	Sell*	(15,012)	39.77	Common Stock
Marcato II, L.P.	11/20/2015	(2)	29,050	20.00	Common Stock
Marcato II, L.P.	11/20/2015	(2)	63,189	20.00	Common Stock
Marcato, L.P.	11/20/2015	(2)	459,671	20.00	Common Stock
Marcato, L.P.	11/20/2015	(2)	900,612	20.00	Common Stock
Marcato International Master Fund, Ltd.	11/20/2015	(2)	1,423,300	20.00	Common Stock
Marcato International Master Fund, Ltd.	11/20/2015	(2)	2,621,003	20.00	Common Stock

(1)	All transactions noted by an * are rebalancing transactions.
(2)	Represents the exercise of certain call options and corresponding acquisition of underlying common stock.